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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE


FOR:       CKE Restaurants, Inc.

CONTACT:   Loren Pannier
           714-778-7109


           CKE RESTAURANTS ANNOUNCES DEFINITIVE AGREEMENT TO PURCHASE
              HARDEE'S RESTAURANTS FROM ADVANTICA RESTAURANT GROUP


        ANAHEIM, Calif., February 20, 1998 -- CKE Restaurants, Inc. (NYSE:CKR) ("CKE"), parent of Hardee's Food Systems, Inc. ("Hardee's"), announced today that it had signed a definitive Stock Purchase Agreement for the previously announced plan to purchase from Advantica Restaurant Group, Inc. (NASDAQ:DINE) ("Advantica") its 557-unit Hardee's franchise subsidiary. CKE agreed to pay approximately $381 million in cash, plus the assumption of approximately $46 million in certain liabilities. The purchase price is subject to closing date adjustments based on changes in the acquired corporation's working capital.
        The transaction is subject to customary closing conditions, and the parties anticipate a closing in early April. As part of the transaction, Advantica, which was formerly known as Flagstar Companies, Inc., will dismiss its pending arbitration claim against Hardee's.
        CKE simultaneously announced that it had arranged to increase its Senior Credit Facilities, agented by Banque Paribas, to $550 million from the present $300 million to finance the transaction.
        CKE Restaurants, Inc., through its subsidiaries and its franchisees and licensees, operates 708 Carl's Jr. and 26 Rally's quick-service restaurants, including 120 Carl's Jr./Green Burrito dual-brand locations, primarily located in California, Nevada, Oregon, Arizona and Mexico; 3,038 Hardee's quick-service restaurants in 39 states and 10 foreign countries, including 77 Carl's Jr./Hardee's dual-brand locations; 109 Taco Bueno quick-service restaurants, 94 JB's Restaurants, and six Galaxy Diner restaurants.

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